EXHIBIT 99.1

Marathon Digital Holdings Announces Executive Chairman’s Retirement and Succession Plan

Merrick Okamoto To Retire at the End of 2021 as CEO Fred Thiel Is Named Chairman of the Board of Directors

December 15, 2021 16:30 ET | Source: Marathon Digital Holdings, Inc.

LAS VEGAS, Dec. 15, 2021 (GLOBE NEWSWIRE) — Marathon Digital Holdings, Inc. (NASDAQ:MARA) (“Marathon” or “Company”), one of the largest enterprise Bitcoin self-mining companies in North America, announced that Merrick Okamoto, Executive Chairman, plans to retire at the end of 2021. The board of directors has appointed Fred Thiel, Marathon’s current CEO, to succeed Okamoto on January 1, 2022, at which time, Thiel will maintain the responsibilities of both chairman and CEO.

Okamoto joined Marathon as a member of the board of directors in 2017 and, during his tenure with the Company, served as Marathon’s chairman and CEO. In April 2021, Thiel replaced Okamoto as CEO, as part of a strategic succession plan and in preparation of Okamoto’s eventual retirement. The Company is currently evaluating candidates to fill Okamoto’s vacancy on its board of directors.

“On behalf of the board of directors and our entire organization, I would like to thank Merrick for his vision, his leadership, and the impact he has had on Marathon during his tenure with the Company,” said Fred Thiel, Marathon’s CEO. “When Merrick joined Marathon in 2017, the Company was near insolvency and lacked a clear path to recovery. While serving as a board member and later as the Company’s CEO, Merrick was instrumental in restructuring and redefining the business. It is in large part due to his prescience and decision making that Marathon has grown from a $10 million market cap company at the start of 2020 into a $4 billion enterprise today that is commonly regarded as one of the leading bitcoin miners in North America. We are incredibly grateful for the significant contributions he has made to Marathon, and we wish him and his family all the best in his retirement.”

Merrick Okamoto commented, “With Marathon transformed and the foundation solidly laid for the Company to flourish in its new life as a large, efficient, and well-capitalized bitcoin miner, the board of directors and I concluded that it was time to complete the transition that began when Fred became CEO in April of this year. Fred’s strategic thinking and his track record of effectively leading organizations has already proven valuable as he has repositioned Marathon to be asset light, agile, and uniquely capable of scaling with one of the largest renewable energy providers in North America.

“In its current position, Marathon has approximately $1.1 billion in liquid assets, ample opportunities to expand with renewable power, and a proven, forward-thinking leadership team. It has been a great privilege to have played an integral role in Marathon’s evolution, and I look forward to watching the Company continue to thrive under Fred’s and the rest of the team’s guidance in 2022 and beyond.”

Investor Notice

Investing in our securities involves a high degree of risk. Before making an investment decision, you should carefully consider the risks, uncertainties and forward-looking statements described under “Risk Factors” in Item 1A of our most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2020. If any of these risks were to occur, our business, financial condition or results of operations would likely suffer. In that event, the value of our securities could decline, and you could lose part or all of your investment. The risks and uncertainties we describe are not the only ones facing us. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. In addition, our past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results in the future. Future changes in the network-wide mining difficulty rate or Bitcoin hash rate may also materially affect the future performance of Marathon’s production of Bitcoin. Additionally, all discussions of financial metrics assume mining difficulty rates as of December 2021. The total network’s hash rate data is calculated from a third-party source, which is available here: https://www.blockchain.com/charts/hash-rate. Data from third-party sources has not been independently verified. See “Safe Harbor” below.

Forward-Looking Statements

Statements made in this press release include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements can be identified by the use of words such as “may,” “will,” “plan,” “should,” “expect,” “anticipate,” “estimate,” “continue,” or comparable terminology. Such forward-looking statements are inherently subject to certain risks, trends and uncertainties, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate and involve factors that may cause actual results to differ materially from those projected or suggested. Readers are cautioned not to place undue reliance on these forward-looking statements and are advised to consider the factors listed above together with the additional factors under the heading “Risk Factors” in the Company’s Annual Reports on Form 10-K, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

About Marathon Digital Holdings

Marathon is a digital asset technology company that mines cryptocurrencies with a focus on the blockchain ecosystem and the generation of digital assets.

Marathon Digital Holdings Company Contact:

Charlie Schumacher

Telephone: 800-804-1690

Email: charlie@marathondh.com